Exhibit 99.1

Pier 1 Imports, Inc. Reports 2009 Fiscal Fourth Quarter and 2009 Fiscal Year End Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--April 7, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the fourth quarter and fiscal year periods ended February 28, 2009.

Fourth Quarter Results

The Company reported a net loss of $29 million, or $0.33 per share, for the fourth quarter, versus net income of $14 million, or $0.16 per share, for the same period last year. Total sales for the fourth quarter declined to $389 million from $437 million in the year-ago quarter. The decline in total sales during the quarter was attributable to the overall economic environment, a reduction in store count, and a decline in comparable store sales of 9.7%. The weakening of the Canadian dollar relative to the U.S. dollar during the fourth quarter contributed approximately 150 basis points to the decline in comparable store sales during the fiscal quarter.

Merchandise margins for the quarter were 44.3% compared to 48.1% in the same period last year as a result of more aggressive clearance of merchandise compared to last year. Store occupancy costs of $71 million were flat compared to last year. Fourth quarter selling, general and administrative expenses were $122 million, consisting primarily of $17 million in marketing, $74 million in payroll, and $31 million in other G&A costs. Selling, general and administrative expenses included approximately $9 million in special charges resulting from store level asset impairment, store closing costs, and severance charges.

Fiscal Year Results

For the fiscal year ended February 28, 2009, the Company reported a net loss of $129 million, or $1.45 per share, versus a net loss of $96 million, or $1.09 per share, for last year. Total sales for the fiscal year declined to $1,321 million from $1,512 million last year. The decline in sales during the year was attributable to the declines in the overall economic environment, a net store count reduction of 25 stores and a comparable store sales decline of 9.2%. The weakening of the Canadian dollar relative to the U.S. dollar during the fiscal year contributed approximately 50 basis points to the decline in comparable store sales.

Merchandise margins for the year were 49.0% compared to 48.5% last year. Improvements in merchandise margin over last year were primarily the result of significantly less aggressive inventory liquidation activity during the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008. Store occupancy costs of $284 million declined from $293 million reported last year, primarily the result of the reduced store count.

For the year, selling, general and administrative expenses were $454 million, consisting primarily of $288 million in payroll, $59 million in marketing, and $107 million in other G&A costs. Selling, general and administrative expenses included approximately $23 million in special charges resulting from store level asset impairment, store closing costs, and severance and other charges.

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “Fiscal 2009 was not the year we anticipated that it would be, but despite all the challenges faced as a result of the economic environment, we were able to end the year with clean inventory levels and a strong cash position. To begin fiscal 2010, March comparable stores sales were in line with our internal budget and declined 9.7%. Merchandise margins were ahead of plan as they returned to approximately 52%.

“We believe that we are well positioned heading into this fiscal year to meet the continuing challenges of this environment and to emerge on the other side of this recession a stronger, leaner, and more efficient Pier 1 Imports. We will continue to focus our efforts on making further enhancements to our already much improved merchandise assortments and in-store experience. We remain steadfast in our belief that we can and will return this Company to profitability and beyond.”

Balance Sheet and Liquidity

During fiscal 2009, the Company improved efficiencies in the supply chain by adjusting the timing and levels of inventory purchases. As a result of the improved efficiencies, coupled with management’s conservative view on the first half of fiscal 2010, inventory at the end of fiscal 2009 was $316 million versus $412 million last year.

Cash and cash equivalents at the end of the year were $156 million. In addition, as of the end of the year, the Company’s calculated borrowing base on its secured credit facility was $202 million. After excluding the required availability of $32.5 million and the $84 million in outstanding letters of credit and bankers’ acceptances, $85 million remained available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility during fiscal 2009 for any purpose other than working capital letter of credit needs. Management expects to continue the Company’s conservative approach to merchandise purchases, expense planning, and capital expenditures in the coming fiscal year.

As previously reported, on March 20, 2009, a foreign subsidiary of the Company entered into privately-negotiated agreements to purchase $79 million of the Company’s outstanding 6.375% convertible senior notes. The notes were acquired at a purchase price of $27 million, including accrued interest. The foreign subsidiary presently intends to hold the convertible notes until maturity. As a result, the Company has reduced its outstanding debt on a consolidated basis by $79 million, and will report a gain on this transaction of approximately $50 million during the first quarter of fiscal 2010.

Real Estate Update

The Company began the fiscal year with 1,092 Pier 1 Imports stores in North America. As a result of on-going negotiations with its landlords to achieve rental reductions across its store portfolio, the Company has now reached agreements in principal to terminate the leases on 20 stores and will close 2 additional stores for which termination or rental reduction agreements have not been reached. The Company estimates total charges of approximately $6 million in cash and non-cash termination charges related to these closures, of which $4 million will be incurred in the first quarter of fiscal 2010. The cash portion of these charges will be partially offset by the liquidation of inventory in the closing stores. The Company now estimates approximately $6 million in rental savings for fiscal 2010 and still expects to close no more than 80 locations in fiscal 2010.

Conference Call Information

The Company will host a conference call to discuss the fiscal 2009 fourth quarter and year-end results at 10:00 a.m. Central Time today. A web cast is available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page, or you can dial into the conference at 1-800-498-7872 or if international dial 1-706-643-0435. The conference ID number is 93303731. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side analysts and buy-side investors.

The replay will be available at about 12:00 p.m. (Central Time) for 24 hours and replay access can be dialed at 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 93303731.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 28,	March 1,	February 28,	March 1,
	2009	2008	2009	2008

Net sales	$389,257	$436,710	$1,320,677	$1,511,832

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	287,425	297,755	957,213	1,072,280
Selling, general and administrative expenses	121,721	114,619	453,471	487,898
Depreciation and amortization	7,045	8,443	30,556	39,792
	416,191	420,817	1,441,240	1,599,970

Operating income (loss)	(26,934)	15,893	(120,563)	(88,138)

Nonoperating (income) and expenses:
Interest and investment income	(634)	(1,683)	(4,250)	(8,677)
Interest expense	3,487	4,200	14,592	15,916
Other income	(356)	(633)	(2,276)	(1,960)
	2,497	1,884	8,066	5,279

Income (loss) before income taxes	(29,431)	14,009	(128,629)	(93,417)
Income tax provision (benefit)	(13)	271	624	2,594

Net income (loss)	$(29,418)	$13,738	$(129,253)	$(96,011)

Income (loss) per share:	($0.33)	$0.16	($1.45)	($1.09)

Average shares outstanding during period:
Basic and diluted	89,364	88,358	88,912	88,083

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	February 28,	March 1,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $142,523 and $87,837, respectively	$155,798	$93,433
Accounts receivable, net	17,566	23,121
Inventories	316,331	411,709
Income tax receivable	2,149	13,632
Prepaid expenses and other current assets	41,883	41,445
Total current assets	533,727	583,340

Office building and related assets	-	80,539
Other properties, net	85,135	114,952
Other noncurrent assets	36,600	43,073
	$655,462	$821,904

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$80,695	$106,084
Gift cards and other deferred revenue	47,332	63,101
Accrued income taxes payable	4,434	5,000
Other accrued liabilities	101,350	101,817
Total current liabilities	233,811	276,002

Long-term debt	184,000	184,000
Other noncurrent liabilities	93,390	94,158

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized, 100,779,000 issued	100,779	100,779
Paid-in capital	113,326	126,795
Retained earnings	106,841	236,094
Cumulative other comprehensive (loss) income	(1,195)	373
Less -- 10,905,000 and 12,172,000 common shares in treasury, at cost, respectively	(175,490)	(196,297)
	144,261	267,744
	$655,462	$821,904

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the twelve months ended:
	February 28,	March 1,	March 3,
	2009	2008	2007

Cash flow from operating activities:
Net loss	$(129,253)	$(96,011)	$(227,645)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	45,156	55,303	63,496
Loss (gain) on disposal of fixed assets	41	(2,137)	187
Loss on impairment of fixed assets and long-lived assets	9,653	5,030	36,369
Stock-based compensation expense	5,177	5,837	5,464
Deferred compensation	4,215	4,157	16,915
Lease termination expense	6,074	10,440	4,003
Deferred income taxes	-	-	24,576
Amortization of deferred gains	(6,774)	(2,533)	(981)
Other	(2,201)	1,543	(2,140)
Changes in cash from:
Sale of receivables in exchange for beneficial interest in securitized receivables	-	-	(15,914)
Purchase of proprietary credit card receivables and other	-	-	(97,740)
Proceeds from the sale of proprietary credit card operations	-	-	144,622
Inventories	95,378	(51,646)	9,757
Other accounts receivable, prepaid expenses and other current assets	(5,055)	(8,776)	(14,428)
Income tax receivable	14,486	25,616	(16,955)
Accounts payable and accrued expenses	(65,457)	(22,818)	(5,388)
Income taxes payable	(1,620)	2,765	(1,595)
Defined benefit plan liabilities	(118)	(6,351)	(25,495)
Other noncurrent assets	1,209	762	566
Other noncurrent liabilities	(2,545)	(4,255)	(2,579)
Net cash used in operating activities	(31,634)	(83,074)	(104,905)

Cash flow from investing activities:
Capital expenditures	(13,378)	(7,153)	(28,600)
Proceeds from disposition of properties	102,478	5,674	173
Proceeds from sale of discontinued operation	-	-	11,601
Proceeds from sale of Pier 1 National Bank	-	-	10,754
Proceeds from sale of restricted investments	3,258	6,986	25,707
Purchase of restricted investments	(2,020)	(589)	(9,712)
Collection of note receivable	1,500	1,500	-
Collections of principal on beneficial interest in securitized receivables	-	-	21,907
Net cash provided by investing activities	91,838	6,418	31,830

Cash flow from financing activities:
Cash dividends	-	-	(17,398)
Proceeds from stock options exercised, stock purchase plan and other, net	2,161	3,909	4,719
Notes payable borrowings	-	-	69,000
Repayment of notes payable	-	-	(69,000)
Debt issuance costs	-	(998)	(283)
Net cash provided by (used in) financing activities	2,161	2,911	(12,962)

Change in cash and cash equivalents	62,365	(73,745)	(86,037)
Cash and cash equivalents at beginning of period	93,433	167,178	253,215
Cash and cash equivalents at end of period	$155,798	$93,433	$167,178

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400